Exhibit 3.1.4

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware (the “DGCL”)

American Renal Associates Holdings, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Article FOURTH of the Restated Certificate of Incorporation is amended and restated to be replaced in its entirety with the following:

“FOURTH: The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 301,000,000, which shall be divided into two classes as follows:

1. 300,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”); and

2. 1,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers, including voting powers (if any) of the shares of such series, and the preferences and relative, participating and optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, as are not inconsistent with this Restated Certificate of Incorporation or any amendment hereto, and as may be permitted by the DGCL.  The powers, preferences and relative, participating, optional and special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Upon this Certificate of Amendment becoming effective pursuant to the DGCL (the “Effective Time”), each share of Common Stock issued and outstanding or held by the Corporation in treasury immediately prior to the Effective Time (collectively, the “Old Common Stock”) shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, subdivided and changed into 2.29 fully paid and nonassessable shares of Common Stock (collectively, the “New Common Stock”).  From and after the Effective Time, certificates representing any shares of Old Common Stock shall represent the number of whole shares of New Common Stock into which such shares of Old Common Stock shall have been reclassified pursuant to this Certificate of Amendment.  There shall be no fractional shares of New Common Stock issued in connection with the foregoing reclassification.  In lieu thereof, the Corporation shall pay to each holder otherwise entitled to receive any such fraction an amount equal to the fair value thereof, as determined in good faith by the Board of Directors.”

SECOND: The foregoing amendment was duly adopted in accordance with Sections 242 and 228 (by the written consent of the stockholders of the Corporation) of the DGCL.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be duly executed this 7th day of April, 2016.

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

By:	/s/ Joseph A. Carlucci
Name:	Joseph A. Carlucci
Title:	Chairman and Chief Executive Officer